Exhibit 24.2
RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

June 15, 2011

WHEREAS, this corporation has adopted a tax-qualified savings plan for the benefit of certain employees of this corporation and its subsidiaries known as the PG&E Corporation Retirement Savings Plan and has adopted a tax-qualified savings plans for the benefit of certain union-represented employees of Pacific Gas and Electric Company known as the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (collectively, the “Plans”);

WHEREAS, the assets of the Plans are held under a single master trust agreement between PG&E Corporation and Fidelity Management Trust Company that allows the Employee Benefit Committee of this corporation to direct the trustee of the Plans to purchase shares of PG&E Corporation common stock for use under the Plans either (i) directly or indirectly from the corporation or any shareholder of the corporation, or (ii) through transactions on a national securities exchange;

WHEREAS, this Board of Directors, by resolution adopted on June 16, 2004, previously authorized the offer and sale of 45 million shares of common stock of this corporation to participants in the Plans through investment in the PG&E Corporation Stock Fund;

WHEREAS, a registration statement covering the offer and sale of such 45 million shares and participant interests in the Plans was filed with the Securities and Exchange Commission on August 4, 2004;

WHEREAS, as of June 1, 2011, approximately 5 million shares remained for offer and sale under the Plans; and

WHEREAS, in order to effectuate the purposes of the Plans, it is desirable that an additional 30 million shares of the common stock of this corporation be offered for sale under the Plans;

NOW, THEREFORE, BE IT RESOLVED that up to 30 million shares of the common stock, no par value, of this corporation may be offered and sold under the Plans at the price and upon the other terms and conditions provided in the Plans and, to the extent that all or a portion of the shares are newly issued shares, up to 30 million shares are hereby reserved for issuance;

BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to carry out this resolution, including the preparation, execution, and filing of a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, and any amendments or supplements thereto to effect the registration under said Act of the offer and sale of said 30 million shares of common stock of this corporation under the Plans together with an indeterminate amount of participant interests in the Plans; and

BE IT FURTHER RESOLVED that LINDA Y.H. CHENG, EILEEN O. CHAN, WONDY S. LEE, ERIC MONTIZAMBERT, KATHLEEN M. HAYES, and ROBIN J. REILLY are hereby authorized, jointly and severally, to sign on behalf of this corporation said registration statement and all amendments and supplements thereto to be filed with the Securities and Exchange Commission, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to the filing of said registration statement and all amendments or supplements thereto; and

BE IT FURTHER RESOLVED that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Corporate Secretary, the Assistant Treasurer, or any Assistant Corporate Secretary (the “Delegated Officers”) are hereby authorized on behalf of this corporation to sign applications to be made to the New York Stock Exchange (the “NYSE”) and any other stock exchange as may be deemed appropriate by any of the Delegated Officers for listing thereon of said 30 million additional shares of common stock of this corporation, and the Delegated Officers are further authorized to make such changes therein, or in any documents or agreements relative thereto, as may be necessary to conform with requirements for listing, and to appear, if necessary, before the officials of said exchanges; and

BE IT FURTHER RESOLVED that, to the extent that all or a portion of the shares sold under the Plans are to be newly issued shares, the appropriate officers of this corporation and the stock transfer agent and registrar of the common stock are hereby authorized and directed to cause to be issued all such shares in uncertificated form and to authenticate and deliver certificates for shares of common stock as may be requested by the holder of such shares.

I, LINDA Y.H. CHENG, do hereby certify that I am Vice President, Corporate Governance and Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on June 15, 2011; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

WITNESS my hand and the seal of said corporation hereunto affixed this 15th day of July, 2011.

LINDA Y. H. CHENG
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary PG&E CORPORATION

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